FinancialContent Lands $350,000 Deal to License IMV 1.0

Largest Contract to Date Places Company on Higher Growth Trajectory


SOUTH SAN FRANCISCO, CA -- (PR NEWSWIRE) - January 11, 2005 -- FinancialContent, Inc. (OTCBB: FCON), a leading provider of financial data and business applications to online media and financial services companies worldwide, today announced that the Company has landed a one-year licensing contract with Grigg's, Inc. to collaborate in the development and launch of FinancialContent's IMV 1.0 application.


FinancialContent will host the IMV 1.0 application and integrate it with a complete package of financial data and news content into a private-labeled, subscription-based financial website geared toward active traders. The one-year renewable licensing agreement is valued at approximately $350,000 and is to be paid as monthly licensing fees to FinancialContent.


"We are very pleased to have secured a licensee so quickly," said Wing Yu, CEO of FinancialContent. "We are also very optimistic about the discussions that we are having with other potential licensees."


FinancialContent plans to issue three exclusive enterprise licenses for IMV 1.0 altogether. Also available is a "smallcap" license to an investment management firm with up to $100 million in assets, as well as an "institutional" license to an investment management firm with more $100 million in assets. All parties that wish to bid on the licenses should direct their inquiries to imv@financialcontent.com.


"Meanwhile, our Innovative Technologies Group is actively developing new proprietary software that will help the Company generate additional revenue streams," added Mr. Yu.


A pioneer in online content integration, FinancialContent, Inc. is one of the industry's leading content solution providers offering a full suite of financial data deployable through an interactive online platform. FinancialContent's flagship product Studio 3.5 is winning rave reviews for the software's ease of use and speed of deployment. For more information about Studio 3.5 and FinancialContent's complete suite of financial data products, please contact info@financialcontent.com.


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About IMV 1.0


IMV 1.0 is a software engine that enhances the ability of traders to track intraday stock movement. The Intraday Momentum Value (IMV) is calculated by using a proprietary formula that takes optimally-weighted intraday prices in order to identify only those stocks with meaningful intraday movement in stock prices. The IMV essentially measures the combined effect of three price components: the change from the previous close to the opening price, the range between the intraday high and the intraday low, and the change from the intraday high and from the intraday low to the current price. The underlying software engine continuously calculates the current, highest and lowest Intraday Momentum Values for all stocks that trade on the NYSE, Nasdaq, AMEX and OTCBB. The IMV
1.0 software engine also generates up-to-the-minute reports in real-time throughout the trading day and ranks stocks with the highest and lowest Intraday Momentum Values.


About FinancialContent, Inc.


FinancialContent is a leading content solution provider specializing in the integration and delivery of financial data and tools into web sites, corporate intranets and print media. The Company's mission is to empower its clients with the ability to customize and manage their own deployments. With over 300 deployments worldwide, FinancialContent is rapidly growing its client base to include banks, brokerages, credit unions, and application service providers, as well as diversified media businesses and Fortune 500 companies. For more information, please visit http://www.financialcontent.com. FinancialContent is publicly traded on the over-the-counter market under the ticker symbol FCON.


This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties. Important facts that may cause actual results to differ are set forth in FinancialContent, Inc.'s periodic filings with the U.S. Securities and Exchange Commission.

Contacts:

Wing Yu
FinancialContent, Inc.
ir@financialContent.com
650-837-9850


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